As filed with the Securities and Exchange Commission on March 26, 2012

Registration No. 333-179637

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DARA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	04-3216862
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8601 Six Forks Road, Suite 160

Raleigh, NC 27615

(919) 872-5578

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Drutz

President and Chief Executive Officer

DARA BioSciences, Inc.

8601 Six Forks Road, Suite 160

Raleigh, NC 27615

(919) 872-5578

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Mark R. Busch

K&L Gates LLP

214 North Tryon Street, Suite 4700

Charlotte, NC 28202

(704) 331-7440

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(4)
Units consisting of:	$15,000,000	$1,719.00
(i) Series B-2 convertible preferred stock, par value $.01 per share	—	—
(ii) Warrants to purchase common stock(3)	—	—
Common Stock issuable upon conversion of the Series B-2 convertible preferred stock and exercise of warrants(3)	—	—

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.
(3)	No additional consideration is payable pursuant to Rule 457(g) under the Securities Act.
(4)	The Registrant previously paid a registration fee of $1,146 upon the initial filing of this registration statement on February 23, 2012. The additional fee of $576 paid in connection with the filing of this Amendment No. 2 was calculated pursuant to Rule 457(o) by multiplying the $5,000,000 increase in the proposed maximum aggregate offering price by the current registration fee.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated March 26, 2012

10,000 Shares of Series B-2 Preferred Stock

(and [•] Shares of Common Stock Underlying the Series B-2 Preferred Stock)

Warrants to Purchase up to [•] Shares of Common Stock

(and [•] Shares of Common Stock Issuable Upon Exercise of Warrants)

We are offering 10,000 shares of Series B-2 preferred stock and warrants to purchase up to [•] shares of common stock to purchasers in this offering. This prospectus also covers up to [•] shares of common stock issuable upon conversion of the Series B-2 preferred stock and up to [•] shares of common stock issuable exercise of the warrants.

The Series B-2 preferred stock and the warrants will be sold in units for a purchase price equal to $1,000 per unit, with each unit consisting of (1) one share of Series B-2 preferred stock which is convertible into approximately [•] shares of our common stock and (2) a warrant exercisable for approximately [•] shares of common stock. Units will not be issued or certificated. The shares of Series B-2 preferred stock and the warrants are immediately separable and will be issued separately. Subject to certain ownership limitations, the Series B-2 preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion price of $[•] per share. Subject to certain ownership limitations, the warrants are immediately exercisable for shares of our common stock at an exercise price of $[•] per share and expire on the [•] anniversary of the date of issuance.

For a more detailed description of the Series B-2 preferred stock, see the section entitled “Description of Capital Stock—Series B-2 Preferred Stock” beginning on page 13. For a more detailed description of the warrants, see the section entitled “Description of Securities We Are Offering—Warrants” beginning on page 15 of this prospectus. For a more detailed description of our common stock, see the section entitled “Description of Capital Stock – Common Stock” beginning on page 9 of this prospectus.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “DARA.” The last reported sale price of our common stock on March 22, 2012 was $1.55 per share.

We have retained Ladenburg Thalmann & Co. Inc. (the “Placement Agent”) to act as placement agent in connection with this offering and to use its “best efforts” to solicit offers to purchase the units. See “Plan of Distribution” beginning on page 16 of this prospectus for more information regarding this agreement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for more information.

	Per Unit	Total
Public offering price	$	$
Placement Agent fees(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	In addition, we have agreed to reimburse the expenses of the Placement Agent as described in the Plan of Distribution herein.

The Placement Agent is not purchasing or selling any of units pursuant to this offering, nor are we requiring any minimum purchase or sale of any specific number of units. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We expect that delivery of the units being offered pursuant to this prospectus will be made to purchasers on or about [•].

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann & Co. Inc.

The date of this prospectus is [•], 2012.

About this Prospectus

In this prospectus, the “Company,” “we,” “us,” and “our” and similar terms refer to DARA BioSciences, Inc. References to our “common stock” refer to the common stock of DARA BioSciences, Inc.

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If there is any inconsistency between the information in this prospectus and the documents incorporated by referenced herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the placement agent have authorized any other person to provide information different from that contained in this prospectus and the documents incorporated by reference herein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the dates on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operation and prospects may have changed since that date.

Cautionary Statement About Forward Looking Information

This prospectus, including the information incorporated by reference herein, contains forward-looking statements that are based on current expectations, estimates, forecasts and projections regarding management’s beliefs and assumptions about the industry in which we operate. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and “Plan of Distribution.” When used in this prospectus, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions identify forward-looking statements.

Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements.

Except as required by applicable law, we assume no obligation to update any forward-looking statements publicly or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Prospectus Summary

This summary highlights information about our Company and this offering contained elsewhere in this prospectus or incorporated by reference herein and is qualified in its entirety by the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. You should read this entire prospectus carefully, including “Risk Factors” as well as the information incorporated by reference in this prospectus, before making an investment decision.

Overview

DARA BioSciences, Inc. (NASDAQ: DARA) is a specialty pharmaceutical company focused on the development and commercialization of oncology treatment and supportive care pharmaceutical products. Through our acquisition of Oncogenerix, Inc., which occurred on January 17, 2012, we acquired exclusive U.S. marketing rights to our first commercial proprietary product, Soltamox® (oral liquid tamoxifen). Soltamox® has been approved by the U.S. Food and Drug Administration (“FDA”) for the treatment of breast cancer. We also have an exclusive distribution agreement with Uman Pharma Inc. to commercialize gemcitabine in the U.S. Gemcitabine went off patent in 2011 in the U.S. and is widely prescribed as first-line therapy for ovarian, breast, lung and pancreatic cancers. Additionally, we continue to have an internal clinical development program focused on two drug candidates, KRN5500 and DB959. DARA BioSciences, Inc. was incorporated on June 22, 2002 and is headquartered in Raleigh, NC.

Our executive offices are located at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, and our telephone number is 919.872.5578. Our Internet address is www.darabiosciences.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

Product Commercialization and Development

Our primary focus is on the development and commercialization of the following types of oncology treatment and supportive care pharmaceutical products:

•	Soltamox®, an FDA-approved liquid formulation of tamoxifen and other liquid formulation products;

•	Gemcitabine and other generic sterile injectable cytotoxic products; and

•	Cancer support therapeutics.

As described below, we currently have exclusive licenses to two FDA approved product, Soltamox® and Bionect®, and an exclusive distribution agreement to commercialize gemcitabine in the U.S. We are working to build a portfolio of additional products through licenses and other collaborative arrangements.

Oral liquid formulations of FDA approved products

Oral liquids can effectively provide an attractive alternative to solid dose formulations for those patients with dysphagia, or difficulty swallowing, or who simply prefer to take drug products in liquid form. Dysphagia is a condition that exists in a portion of the population, particularly the elderly. Those suffering from dysphagia often have difficultly or experience pain when using oral tablet or capsule products and can benefit greatly from liquid formulations of drugs. In addition, breast cancer patients receiving chemotherapeutic agents are subject to severe oral mucositis, which makes liquid medical formulations preferable.

Soltamox®

Soltamox® (oral liquid tamoxifen), our first proprietary, FDA approved product, is a drug primarily used to treat breast cancer. Soltamox® will be the only liquid formulation of tamoxifen available for sale in the United States. As a result of our acquisition of Oncogenerix, we became party to an exclusive license and distribution agreement with Rosemont Pharmaceuticals, Ltd., a U.K. based manufacturer, for rights to market Soltamox® in the United States. Currently, Soltamox® is marketed only in the U.K. and Ireland by Rosemont Pharmaceuticals, Ltd. Soltamox® is the subject of a U.S. issued patent which expires in June 2018. We expect to begin actively marketing and selling Soltamox® in the U.S. in the second half of 2012.

Soltamox® is used primarily for the chronic treatment of breast cancer or for cancer prevention in certain susceptible breast cancer subgroups. The National Cancer Institute (NCI) estimated in 2011 that 230,480 women would be diagnosed with breast cancer and 39,520 women would die as a result of the disease. Tamoxifen therapy is generally indicated for breast cancer patients for up to 5 years.

In order to commercialize Soltamox®, we intend to establish a specialty commercial sales force which will market Soltamox® to oncologists. Current physicians who prescribe tablet forms of tamoxifen in the United States are well known and easily identified by data sources such as IMS and Wolters Kluwer, providers of information services for the healthcare industry.

We will employ a multi-disciplinary approach to reach and educate health care providers, dispensers, patient advocacy groups, foundations, caregivers and patients directly. We believe we can accomplish this through utilization of a combination of our own specialized sales organization and independent sales representatives, innovative marketing programs, partnerships with Specialty Pharmacy Providers, working with Patient Advocacy Groups and Foundations as well as collaborative arrangements with third party sales organizations.

Generic sterile injectable cytotoxic products

We are also focusing on the development and commercialization of generic sterile injectable cytotoxic products. Many cytotoxics have recently lost patent protection or are scheduled to shortly lose such patent protection. We plan to partner with sterile injectable product manufacturers who have the expertise and capability to provide a finished product from FDA inspected and approved facilities. Currently, the FDA review and approval process for generic products is taking on average approximately 36 months.

Gemcitabine

In February 2012, we entered into an Exclusive Distribution Agreement with Uman Pharma Inc. pursuant to which we received an exclusive license to import, sell, market and distribute Uman’s gemcitabine lyophilized powder product in 200mg and 1g dosage sizes in the U.S. Gemcitabine went off patent in 2011 in the U.S. and is widely prescribed as first-line therapy for ovarian, breast, lung and pancreatic cancers. Uman plans to file an Abbreviated New Drug Application for gemcitabine with the FDA in the second half of 2012.

Cancer support therapeutics

We are also focusing on the development and commercialization of cancer support therapeutics. In March 2012 we entered into exclusive agreement with Innocutis Holdings, LLC (“Innocutis”) for U.S. commercial rights to Bionect® (hyaluronic acid sodium salt, 0.2%) within the oncology and radiation oncology marketplace. Bionect® is an FDA-approved product indicated for the management of, irritation of the skin as well as first and second degree burns. Bionect® is currently being promoted and sold by Innocutis Holdings LLC in the dermatology market. We expect to begin actively marketing and selling Bionect® in the second quarter of 2012.

Internal Drug Candidates

DARA had two internal drug candidates in clinical development prior to the acquisition of Oncogenerix in January 2012.

•	KRN5500, a cancer support product for the treatment of neuropathic pain in cancer patients; and

•	DP959, a first-in-class drug candidate for the treatment of type 2 diabetes and dyslipidemia.

KRN5500 is a novel, non-narcotic/non-opioid intravenous product for the treatment of neuropathic pain in patients with cancer. The drug has successfully completed a Phase 2a proof of concept study in patients with end-stage cancer and analgesia-resistant neuropathic pain where it showed statistically-significant pain reduction versus placebo (p = 0.03) using standardized pain test scores. There were no major safety concerns. The FDA has designated KRN5500 a Fast Track drug, based on its potential usefulness in treating a serious medical condition and in fulfilling an unmet medical need. We are working with the National Cancer Institute (NCI) to design an additional clinical trial under joint DARA-NCI auspices. Since KRN5500 would complement the portfolio of oncology treatment and supportive care pharmaceuticals we are seeking to build, we are considering further internal Phase 2 development to a potential ex-US partnering point, while retaining the US market opportunity.

DB959 comes from a family of PPAR alpha/delta/gamma agonists licensed from Bayer Pharmaceuticals Corporation. DB959 is a first-in-class, small molecule, non-TZD PPAR delta/gamma agonist for the treatment of diabetes and hyperlipidemia. The drug activates genes involved in the metabolism of sugars and fats, thereby improving the body’s ability to regulate both aspects of diabetes. DB959 has successfully completed Phase 1 trials, in which it demonstrated a good safety profile even when dosed at approximately 10 times the anticipated human dose. In addition, the drug has a pharmacokinetic profile supporting once-a-day oral dosing. Our review of non-clinical studies in models predictive of human disease indicates that DB959 provides glucose control and increases (good) HDL cholesterol better than rosiglitazone (Avandia) with less weight gain. DB959 is targeted for out-licensing to partners more able to sustain the prolonged time-lines and significant costs involved in diabetes drug development.

We also have families of patents covering additional PPAR agonists and DPPIV inhibitors, with potential applications in the areas of diabetes, metabolic and inflammatory disease. We are currently evaluating partnering and other opportunities to maximize the potential commercial value of these assets.

The Offering

Issuer	DARA BioSciences, Inc.

Securities offered	10,000 units, with each unit consisting of one share of Series B-2 preferred stock and a warrant exercisable for [•] shares of our common stock. Units will not be issued or certificated. The shares of Series B-2 stock and the warrants are immediately separable and will be issued separately.

Offering Price	$1,000 per unit

Description of Series B-2 preferred stock	Each unit includes one share of Series B-2 preferred stock. Series B-2 preferred stock has a liquidation preference and is redeemable at the option of the Company. See the section entitled “Description of Capital Stock – Series B-2 Preferred Stock” beginning on page 13.

Conversion Price of Series B-2 preferred stock	$[•]

Shares of common stock underlying the shares of Series B-2 preferred stock included in units	Based on an assumed conversion price of $1.55, which was the last reported sale price for our common stock on March 22, 2012, 6,451,613 shares

Description of warrants	The warrants will be immediately exercisable and expire on the [•] anniversary of the date of issuance at an initial exercise price per share equal to $[•].

Shares of common stock underlying the warrants included in units	Based on an assumed conversion price of $1.55, which was the last reported sale price for our common stock on March 22, 2012, 3,225,806 shares

Shares of common stock outstanding before this offering	7,480,392 shares

Common stock to be outstanding after this offering, including shares of common stock underlying shares of Series B-2 preferred stock included in units	[•] shares

Use of proceeds	Assuming all units are sold, we estimate that the net proceeds to us from this offering will be approximately $9.0 million. We intend to use the net proceeds from this offering to fund expenses associated with our efforts to develop and commercialize a portfolio of oncology treatment and supportive care pharmaceutical products and for working capital and general corporate purposes. See “Use of Proceeds.”

Limitations on beneficial ownership	Notwithstanding anything herein to the contrary, the Company will not permit the conversion of the Series B-2 preferred stock or exercise of the warrants of any holder, if after such conversion or exercise such holder would beneficially own more than 4.99% of the shares of common stock then outstanding.

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” below, before deciding to invest in our securities.

The number of shares of common stock outstanding before and after the offering is based on 7,480,392 shares outstanding as of March 22, 2012 and excludes:

•	804,788 shares of common stock issuable upon the conversion of outstanding shares of Series A and Series B preferred stock;

•	3,046,581 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $5.80 per share;

•	1,023,223 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $2.97 per share;

•	384,996 shares of common stock reserved for future grants and awards under our equity incentive plans;

•

Up to 1,114,560 shares of common stock that may be issued to former Oncogenerix, Inc. stockholders, subject to stockholder approval and based upon our company’s achievement of certain revenue or market capitalization milestones during the 60 months following the merger with Oncogenerix, which occurred on January 17, 2012; and

•	shares of common stock issuable upon exercise of warrants to be issued in connection with this offering.

Risk Factors

Investing in our securities involves risk. You should carefully consider the risks described below as well as those risk factors incorporated by reference herein before making an investment decision. The risks below relate to this offering. In addition, our Company is subject to a variety of risks that may be found in the documents incorporated by reference herein, including those risk factors described in our Annual Report on Form 10-K for our most recent fiscal year (together with any material changes thereto contained in subsequent filed reports and other filings with the SEC). The risks and uncertainties described below and in the documents incorporated by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks, or those incorporated by reference actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in the units if the conversion price or exercise price is in excess of the trading price of our common stock. The risks discussed below and those incorporated by reference also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as result, our stock price could decline.

Our net tangible book value as of December 31, 2011 was $959,148, or $0.17 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. On a pro forma basis after giving effect to (1) our issuance of 1,114,560 shares of common stock to Oncogenerix, Inc. stockholders in connection with our merger transaction with Oncogenerix described in our Current Report on Form 8-K filed on January 17, 2012 and based on a preliminary purchase price allocation and (2) our sale of 1700 shares of Series B preferred stock pursuant to the offering described in our Prospectus Supplement filed with the SEC on January 19, 2012 and assuming the conversion of all the shares of Series B preferred stock sold in the offering and our receipt of net proceeds from the offering of approximately $1.5 million (and excluding shares of common stock issuable upon the exercise of warrants issued in such offering), our net tangible book value as of December 31, 2011 would have been $2,490,148 or $0.31 per share. After giving effect to the sale of 10,000 shares of Series B-2 preferred stock in this offering and assuming the conversion of all the shares of Series B-2 preferred stock sold in the offering at an assumed conversion price of $1.55 which was the last reported sale price for our common stock on March 22, 2012 (and excluding shares of common stock issuable upon exercise of warrants), our net tangible book value as of December 31, 2011 would have been $11,440,148, or $0.79 per share. This represents an immediate increase in net tangible book value of $0.48 per share to existing stockholders and an immediate dilution in net tangible book value of $0.76 per share to investors in this offering. See “Dilution.” In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional capital to finance our operations and to fund clinical trials, regulatory submissions and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings of future private placements of equity securities and any additional shares issued in connection with acquisitions, will result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock to an increased number of shares available for sale in the market.

We will have broad discretion over the use of the proceeds of this offering and may not realize a return.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds to fund our commercialization activities, further develop our product candidates, for working capital and for general corporate purchases. We may use the net proceeds for purposes that do not yield a significant return, if any, for our stockholders.

There is no public market for the Series B-2 preferred stock or warrants to purchase common stock in this offering.

There is no established public trading market for the Series B-2 preferred stock or warrants included in the units being sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the Series B-2 preferred stock or warrants on any securities exchange. Without an active market, the liquidity of these securities will be limited.

The warrants may not have any value.

The warrants will be immediately exercisable and expire on the [•] anniversary of the date of issuance at an initial exercise price per share equal to $[•]. In the event that our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to our common stock. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Use of Proceeds

Assuming all units are sold, we estimate that the net proceeds to us from this offering will be approximately $9.0 million. This amount does not include the proceeds which we may receive in connection with the exercise of the warrants. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised. The offering does not specify any minimum sale of any specific number of units and, as a result, the net proceeds actually received by us may be considerably less than the estimated net proceeds above.

We intend to use the net proceeds from this offering to fund expenses associated with our efforts to develop and commercialize a portfolio of oncology treatment and supportive care pharmaceutical products and for working capital and general corporate purposes.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

Pending use of the net proceeds of this offering, we intend to invest such net proceeds in short-term, interest-bearing investment grade securities.

Dilution

Our net tangible book value as of December 31, 2011 was $959,148, or $0.17 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. On a pro forma basis after giving effect to (1) our issuance of 1,114,560 shares of common stock to Oncogenerix, Inc. stockholders in connection with our merger transaction with Oncogenerix described in our Current Report on Form 8-K filed on January 17, 2012 (and excluding the issuance of the up to 1,114,560 additional shares of common stock that may be issued to former Oncogenerix, Inc. stockholders, subject to stockholder approval and based upon our achievement of certain revenue milestones during the 60 months following the merger) and based on a preliminary purchase price allocation and (2) our sale of 1700 shares of Series B preferred stock pursuant to the offering described in our Prospectus Supplement filed with the SEC on January 19, 2012 and assuming the conversion of all the shares of Series B preferred stock sold in the offering and our receipt of net proceeds from the offering of approximately $1.5 million (and excluding shares of common stock issuable upon the exercise of warrants issued in such offering), our net tangible book value as of December 31, 2011 would have been $2,490,148 or $0.31 per share. After giving effect to the sale of 10,000 shares of Series B-2 preferred stock in this offering and assuming the conversion of all the shares of Series B-2 preferred stock sold in the offering at an assumed conversion price of $1.55 which was the last reported sale price for our common stock on March 22, 2012 (and excluding shares of common stock issuable upon exercise of warrants), our net tangible book value as of December 31, 2011 would have been $11,440,148, or $0.79 per share. This represents an immediate increase in net tangible book value of $0.48 per share to existing stockholders and an immediate dilution in net tangible book value of $0.76 per share to investors in this offering. The following table illustrates this calculation.

Assumed Series B-2 Conversion Price		$1.55
Pro forma net tangible book value per share as of December 31, 2011	$0.31
Increase per share attributable to this offering	$0.48

As adjusted tangible book value per share after this offering		$0.79

Dilution per share to new investors in this offering		$0.76

The number of shares of common stock outstanding used for existing stockholders in the table and calculations above is based on 5,600,804 shares outstanding as of December 31, 2011 and excludes:

•	331,200 shares of common stock issuable upon the conversion of outstanding shares of Series A preferred stock;

•	2,427,273 shares of common stock issuable upon the exercise of warrants with a weighted average exercise price of $6.95 per share;

•	1,028,848 shares of common stock issuable upon the exercise of options with a weighted average exercise price of $3.05 per share;

•	86,421 shares of common stock reserved for future grants and awards under our equity incentive plans; and

•	shares of common stock issuable upon the exercise of warrants issued pursuant to this offering.

Description of Capital Stock

The following is a summary of all material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws. The summary does not purpose to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the General Corporation Law of the State of Delaware, as amended, or the Delaware General Corporation Law.

Each unit includes (1) one share of Series B-2 preferred stock and (2) a warrant exercisable for approximately [•] shares of common stock.

Common Stock

General

We currently have authority to issue 75,000,000 shares of our common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 993,500 are undesignated. As of March 22, 2012, we had 7,480,392 shares of common stock issued and outstanding and 828 shares of Series A preferred stock and 650 shares of Series B preferred stock issued and outstanding.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Dividend and Liquidation Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of our common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

We have never paid any cash dividends on our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Trust & Transfer Company.

Equity Compensation Plans

We have two share-based compensation plans, the 2008 Employee, Director, and Consultant Stock Plan and the 2003 Amended and Restated Employee, Director, and Consultant Stock Plan, together referred to herein as the “Stock Plans.” As of March 22, 2012, options to purchase 1,023,223 shares of our common stock were issued and outstanding under the Stock Plans with a weighted-average price of $2.97 and 384,996 shares of our common stock were reserved for future issuance under the Stock Plans.

Outstanding Warrants

As of March 22, 2012, we had issued and outstanding a total of 3,046,581 warrants to purchase our common stock outstanding at a weighted-average exercise price of $5.80.

Series A Preferred Stock

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Our Board has designated 4,800 shares of preferred stock as Series A Convertible Preferred Stock (“Series A preferred stock”), par value $0.01 per share. As of March 22, 2012, there were 828 shares of Series A preferred stock outstanding. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of Series A preferred stock.

Liquidation Preference

The Series A preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series A preferred stock, and (3) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series A preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series A preferred stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series A preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series A preferred stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series A preferred stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A preferred stock, (4) increase the number of authorized shares of Series A preferred stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series A preferred stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series A preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

•	increase or decrease the aggregate number of authorized shares of Series A preferred stock;

•	increase or decrease the par value of the shares of Series A preferred stock; or

•	alter or change the powers, preferences, or special rights of the shares of Series A preferred stock so as to affect them adversely.

Redemption

We will have the right to redeem the Series A preferred stock for a cash payment equal to 120% of the stated value of the Series A preferred stock. Holders of Series A preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series A preferred stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series A preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series A preferred stock (or $1,000) by a conversation price of $2.50 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. Subject to limited exceptions, a holder of shares of Series A preferred stock will not have the right to convert any portion of its Series A preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion. As of March 22, 2012, the 828 outstanding shares of Series A preferred stock were convertible into a total of 331,200 shares of Common Stock.

Dividends

The Series A preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock. No other dividends will be paid on shares of Series A preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, before any distribution or payment is made to the holders of any junior securities, the holders of Series A preferred stock shall first be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1,000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Series B Preferred Stock

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Our Board has designated 1,700 shares of preferred stock as Series B Convertible Preferred Stock (“Series B preferred stock”), par value $0.01 per share. As of March 22, 2012, there were 950 shares of Series B preferred stock outstanding. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of Series B preferred stock.

Liquidation Preference

The Series B preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series B preferred stock, (3) junior to Series A preferred stock and (4) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series B preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series B preferred stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series B preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series B preferred stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series B preferred stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B preferred stock, (4) increase the number of authorized shares of Series B preferred stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series B preferred stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series B preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

•	increase or decrease the aggregate number of authorized shares of Series B preferred stock;

•	increase or decrease the par value of the shares of Series B preferred stock; or

•	alter or change the powers, preferences, or special rights of the shares of Series B preferred stock so as to affect them adversely.

Redemption

We will have the right to redeem the Series B preferred stock for a cash payment equal to 120% of the stated value of the Series B preferred stock. Holders of Series B preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series B preferred stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series B preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series B preferred stock (or $1,000) by a conversion price of $1.3725 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. Subject to limited exceptions, a holder of shares of Series B preferred stock will not have the right to convert any portion of its Series B preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion. As of March 22, 2012, the 650 outstanding shares of Series B preferred stock were convertible into a total of 473,588 shares of Common Stock.

Dividends

The Series B preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock. No other dividends will be paid on shares of Series B preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company and after payment to the holders of Series A preferred stock, but before any distribution or payment is made to the holders of any junior securities, the holders of Series B preferred stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1,000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Series B-2 Preferred Stock

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Our Board has designated [•] shares of preferred stock as Series B-2 Convertible Preferred Stock (“Series B-2 preferred stock”), par value $0.01 per share. As of March 22, 2012, there were no shares of Series B-2 preferred stock outstanding. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of Series B-2 preferred stock.

Liquidation Preference

The Series B-2 preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series B-2 preferred stock, (3) junior to Series A preferred stock, (4) junior to Series B preferred stock and (5) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series B-2 preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series B-2 preferred stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series B-2 preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series B-2 preferred stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series B-2 preferred stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B-2 preferred stock, (4) increase the number of authorized shares of Series B-2 preferred stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series B-2 preferred stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of

Series B-2 preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

•	increase or decrease the aggregate number of authorized shares of Series B-2 preferred stock;

•	increase or decrease the par value of the shares of Series B-2 preferred stock; or

•	alter or change the powers, preferences, or special rights of the shares of Series B-2 preferred stock so as to affect them adversely.

Redemption

We will have the right to redeem the Series B-2 preferred stock for a cash payment equal to 120% of the stated value of the Series B-2 preferred stock. Holders of Series B preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series B-2 preferred stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series B-2 preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series B-2 preferred stock (or $1,000) by a conversation price of $[•] per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. Subject to limited exceptions, a holder of shares of Series B-2 preferred stock will not have the right to convert any portion of its Series B-2 preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

Dividends

The Series B-2 preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock. No other dividends will be paid on shares of Series B-2 preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company and after payment to the holders of Series A preferred stock and the holders of Series B preferred stock, but before any distribution or payment is made to the holders of any junior securities, the holders of Series B-2 preferred stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1,000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Description of Securities We Are Offering

We are offering 10,000 shares of our Series B-2 preferred stock and warrants to purchase up to [•] shares of our common stock. The Series B-2 preferred stock and warrants will be sold in units, with each unit consisting of one share of Series B-2 preferred stock and a warrant exercisable for approximately [•] shares of our common stock. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately. The shares of common stock issuable form time to time upon exercise of the warrants, if any, are also being offering pursuant to this prospectus.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” beginning on page 9 of this prospectus.

Series B-2 Preferred Stock

The material terms and provision of our Series B-2 preferred stock and each other class of our securities which qualifies or limits our Series B-2 preferred stock are described under the caption “Description of Capital Stock” beginning on page 9 of this prospectus.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. However, this summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form warrants filed as exhibits to the registration statement of which this prospectus is a part.

Each unit includes a warrant to purchase approximately [•] shares of common stock. Warrants will entitle the holder to purchase shares of common stock for an exercise price equal to $[•] per share. Subject to certain limitations as described below the warrants are immediately exercisable and expire on the [•] anniversary of the date of issuance. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants. After the close of business on the expiration date, unexercised warrants will become void.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants. In addition, as further described in the form of warrant filed as an exhibit to this registration statement, in the event of any fundamental transaction completed for cash, as a transaction under Rule 13e-3 of the Exchange Act, or involving a person not trading on a national securities exchange, the holders of the warrants will have the right to require us to purchase the warrants for an amount in cash that is determined in accordance with a formula set forth in the warrants.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three business days following our receipt of notice of exercise and payment of the exercise price, subject to surrender of the warrant.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

Plan of Distribution

Ladenburg Thalmann & Co. Inc., which we refer to herein as the Placement Agent, has agreed to act as placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated [•], 2012. The Placement Agent is not purchasing or selling any units offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of units, but has agreed to use its best efforts to arrange for the sale of all of the units offered hereby. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the offering. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of units offered pursuant to this prospectus.

We have agreed to pay the Placement Agent a placement agent’s fee equal to eight percent (8%) of the aggregate purchase price of the units sold in this offering.

We will also reimburse the Placement Agent for its reasonable out-of-pocket expenses, including, without limitation, fees and expenses of counsel to the Placement Agent, on an accountable basis not to exceed $20,000 in the aggregate without our prior consent, but in no event shall such reimbursement exceed 1% of the aggregate purchase price of the units sold in this offering, subject to compliance with FINRA Rule 5110(f)(2)(D).

The following table shows the per unit and total placement agent’s fees that we will pay to the Placement Agent in connection with the sale of the shares and warrants offered pursuant to this prospectus assuming the purchase of all of the units offered hereby.

Per unit placement agent’s fees	$80.00
Maximum offering total	$800,000.00

Because there is no minimum amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell units to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase units is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived.

We estimate the total offering expenses in this offering that will be payable by us, excluding the placement agent’s fees, will be approximately $150,000 which include legal, accounting and printing costs, various other fees and reimbursement of the placement agent’s expenses.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and the securities purchase agreement. A copy of the placement agent agreement and the form of securities purchase agreement with investors are included as exhibits to the Registration Statement of which this prospectus forms a part.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the units sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the Securities Act and the Securities Exchange Act of 1934, as amended, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

•	may not engage in any stabilization activity in connection with our securities; and

•

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Legal Matters

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by K&L Gates LLP, Raleigh, North Carolina.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (“DGCL”), provides, among other things, that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of their fiduciary duty as directors. In addition, our certificate of incorporation provides that we shall indemnify each person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, one of our directors or officers or is or was serving, or has agreed to serve, at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

All of our directors and officers are covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as DARA BioSciences, Inc. (http://www.sec.gov). Our web site is located at http://www.darabiosciences.com. The information contained on our web site is not part of this prospectus.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 17, 2012; and

•	Our Current Reports on Form 8-K filed with the SEC on January 17, 2012, January 18, 2012, February 6, 2012 and February 15, 2012 (other than any portions thereof deemed furnished and not filed).

You may request a copy of these filings, at no cost, by writing or calling us at the following:

DARA BioSciences, Inc.

8601 Six Forks Road, Suite 160

Raleigh, NC 27615

(919) 872-5578

Copies of the documents incorporated by reference may also be found on our website at www.darabio.com.

Units to Purchase 10,000 Shares of Series B-2 Preferred Stock

(and [•] Shares of Common Stock Underlying the Series B-2 Preferred Stock)

Warrants to Purchase up to [•] Shares of Common Stock

(and [•] Shares of Common Stock Issuable Upon Exercise of Warrants)

Prospectus

Ladenburg Thalmann & Co. Inc.

Part II Information Not Required in the Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth expenses (estimated except for the registration fee) in connection with the offering described in the registration statement:

SEC registration fee	$1,719
Accounting fees and expenses	$150,000
Legal fees and expenses	$75,000
Printing expenses	$10,000
Miscellaneous	$13,281
Total	$250,000

Item 14. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (“DGCL”), provides, among other things, that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of their fiduciary duty as directors. In addition, our certificate of incorporation provides that we shall indemnify each person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, one of our directors or officers or is or was serving, or has agreed to serve, at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

All of our directors and officers are covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

On January 17, 2012, we entered into an Agreement and Plan of Merger with Oncogenerix, Inc., a specialty bio-pharmaceutical company, pursuant to which the shares of Oncogenerix common stock issued and outstanding immediately prior to the merger ceased to be outstanding and were converted into 1,114,560 shares of our common stock. We issued these shares to the Oncogenerix stockholders without registration under the Securities Act of 1933, as amended (the “Act”), or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Since the shares have not been registered, they may not be offered or sold by investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Act. Subject to the volume limit, manner of sale and other requirements of Rule 144, Oncogenerix stockholders who are not our affiliates would be able to re-sell the shares of our common stock acquired in merger following a six month holding period.

In December 2011, we granted warrants to purchase a total of 200,000 shares of our common stock to two individuals. These warrants have ten year terms and an exercise price of $1.31. These securities were issued upon the exemption from the registration provisions of the Act provided for by Section 4(2) thereof for transactions not involving a public offering. Use of this exemption is based on the following facts:

•	Neither we nor any person acting on our behalf solicited any offer to buy nor sell securities by any form of general solicitation or advertising.

•	The purchaser has had access to information regarding DARA and is knowledgeable about us and our business affairs.

•

All securities issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

On December 1, 2010, we entered into a letter of agreement with Brooke Capital Investment, LLC, an investor relations firm, pursuant to which we agreed as partial consideration for services to be rendered to us under the agreement to issue to such firm a total of 25,000 shares of our common stock on January 3, 2011. Also on December 1, 2010 we entered into a letter of agreement with ProActive Capital Resources Group, LLC, an investor relations firm, pursuant to which we agreed as partial consideration for services to be rendered to us under the agreement to issue to such firm a total of 20,000 shares of our common stock on January 3, 2011.

These shares were issued upon the exemption from the registration provisions of the Act provided for by Section 4(2) thereof for transactions not involving a public offering. Use of this exemption is based on the following facts:

•	Neither we nor any person acting on our behalf solicited any offer to buy nor sell securities by any form of general solicitation or advertising.

•	At the time of the purchase, the purchaser was an accredited investor, as defined in Rule 501(a) of the Securities Act.

•	The purchaser has had access to information regarding DARA and is knowledgeable about us and our business affairs.

•

All shares issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

On February 26, 2010 and March 5, 2010, we entered into two Securities Purchase Agreements with certain accredited investors in connection with the private issuance and sale to such investors of 228,243 units and 6,648 units, respectively (the “Feb./Mar. 2010 Private Placement”). Our gross proceeds were $1,766,504. Each unit consisted of (1) one share of common stock and (2) one-half of a warrant to purchase one share of common stock.

The units were issued and sold to investors for $7.52 per unit. The warrants have an exercise price of $7.52 and are exercisable beginning six months after the date of issuance with an expiration date of five years after the initial exercise date.

We sold the units to certain accredited investors without registration under the Act, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Since the units have not been registered, they may not be offered or sold by investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Act. Subject to the volume limit, manner of sale and other requirements of Rule 144, investors who are not our affiliates would be able to re-sell the shares of our common stock acquired in the Feb./Mar. 2010 Private Placement following a six month holding period.

On August 1, 2009 we entered into a letter of agreement with Cameron Associates, Inc., an investor relations firm, pursuant to which we agreed as partial consideration for services to be rendered to us under the agreement to issue to such firm a total of 12,500 shares of our common stock. These shares were issued as follows:

•	6,250 shares on January 4, 2010;

•	3,125 shares on April 30, 2010; and

•	3,125 shares on July 31, 2010.

These shares were issued upon the exemption from the registration provisions of the Act provided for by Section 4(2) thereof for transactions not involving a public offering. Use of this exemption is based on the following facts:

•	Neither we nor any person acting on our behalf solicited any offer to buy nor sell securities by any form of general solicitation or advertising.

•	At the time of the purchase, Cameron Associates, Inc. was an accredited investor, as defined in Rule 501(a) of the Securities Act.

•	Cameron Associates, Inc. has had access to information regarding DARA and is knowledgeable about us and our business affairs.

•

All shares issued to Cameron Associates, Inc. were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

On June 15, 2009, we entered into a Securities Purchase Agreement (the “June 2009 Purchase Agreement’) with certain accredited investors in connection with the private issuance and sale to such investors of 214,618 Units (the “June 2009 Private Placement”). Our gross proceeds from this sale were $1,397,000, and net proceeds after placement agent fees were $1,298,180.

Each Unit consisted of (1) one share of common stock and (2) one Warrant to purchase one share of common stock. The Units were issued and sold to investors at a price per Unit equal to the average of the closing sales price on the NASDAQ Capital Market for one share of common stock for the period of twenty (20) trading days ending on the last trading day prior to the date the investor executed the securities purchase agreement and deposited the purchase price. With this pricing mechanism, different investors paid different prices in the June 2009 Private Placement depending on when they signed the June 2009 Purchase Agreement and submitted their funds. Purchase prices ranged from $6.24 to $8.80 per Unit. Each Warrant has an exercise price equal to $7.36, which was the consolidated closing bid price on the trading day prior to the closing date. The Warrants are exercisable beginning 12 months after the date of issuance with an expiration date of 5 years after the date of issuance. In addition to the Warrants issued to investors, the placement agents received a total of 9,491 Warrants.

We sold the Units to certain accredited investors without registration under the Act, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Since the Units have not been registered, they may not be offered or sold by investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Act. Subject to the volume limit, manner of sale and other requirements of Rule 144, investors who are not our affiliates would be able to re-sell the shares of our common stock acquired in the June 2009 Private Placement following a six month holding period.

Item 16. Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying on Rule 430B: (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on March 26, 2012.

DARA BIOSCIENCES, INC.

By:	/s/ David J. Drutz, M.D.

David J. Drutz, M.D.
President and Chief Executive Officer

Dated: March 26, 2012

Pursuant to the requirements of the Securities and Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David J. Drutz, M.D. David J. Drutz, M.D.	President and Chief Executive Officer (Principal Executive Officer)	March 26, 2012

/s/ Ann A. Rosar Ann A. Rosar	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	March 26, 2012

* Christopher Clement	Chief Operating Officer and Director	March 26, 2012

* Steve Gorlin	Chairman and Director	March 26, 2012

* Haywood Cochrane	Director	March 26, 2012

* Gail Lieberman	Director	March 26, 2012

* John C. Thomas, Jr.	Director	March 26, 2012

* /s/ David J. Drutz, M.D. David J. Drutz, M.D., attorney-in-fact

Exhibit Index

Exhibit No.	Description	Incorporated by Reference to
3.1	Restated Certificate of Incorporation of DARA BioSciences, Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on February 12, 2008

3.2	Certificate of Amendment to Restated Certificate of Incorporation of DARA BioSciences, Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010

3.3	Certificate of Designation of Preferences, Rights, and Limitations of Series A Convertible Preferred Stock	Incorporated by reference to the Company’s Report on Form 8-K filed on December 29, 2010

3.4	Certificate of Designation of Preferences, Rights, and Limitations of Series B Convertible Preferred Stock	Incorporated by reference to the Company’s Report on Form 8-K filed on January 18, 2012

3.5	Form of Certificate of Designation of Preferences, Rights, and Limitations of Series B-2 Convertible Preferred Stock	Filed herewith

3.6	Amended and Restated By-Laws of DARA BioSciences, Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on February 12, 2008

4.1	Specimen stock certificate for common stock	Incorporated by reference to the Company’s Report on Form 8-K filed on February 12, 2008

4.2	Form of Warrant for Point Therapeutics, Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002

4.3	Form of Investor Warrant for Point Therapeutics, Inc. dated as of September 24, 2003	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 18, 2003

4.4	Form of Paramount Warrant for Point Therapeutics, Inc. dated as of September 24, 2003	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 18, 2003

4.5	Form of Investor Warrant for Point Therapeutics, Inc. dated as of March 24, 2004	Incorporated by reference to the Company’s Report on Form 8-K filed on April 1, 2004

4.6	Form of Investor Securities Purchase Agreement dated as of March 24, 2004	Incorporated by reference to the Company’s Report on Form 8-K filed on April 1, 2004

4.7	Form of Class A Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on October 21, 2008

4.8	Form of Class B Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on October 21, 2008

4.9	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on June 16, 2009

Exhibit No.	Description	Incorporated by Reference to
4.10	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on September 14, 2009

4.11	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on September 18, 2009

4.12	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on October 15, 2009

4.13	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010

4.14	Form of Class A Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on December 29, 2010

4.15	Form of Class B Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on December 29, 2010

4.16	Form of Indenture	Incorporated by reference to the Company’s Registration Statement on Form S-3 filed on March 25, 2011

4.17	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on January 18, 2012

4.18	Form of Common Stock Purchase Warrant	Filed herewith

5	Opinion of K&L Gates LLP regarding the legality of the securities being registered	To be filed by amendment

10.1	Amended and Restated License Agreement dated January 12, 1999 by and between Point Therapeutics, Inc. and Tufts University**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002

10.2	DARA BioSciences, Inc. Amended and Restated 2003 Employee, Director and Consultant Stock Plan *	Incorporated by reference to the Company’s Report on Form 8-K filed on February 12, 2008

10.3	DARA BioSciences, Inc. 2008 Employee, Director and Consultant Stock Plan *	Incorporated by reference to the Company’s Report on Form 8-K filed on February 12, 2008

10.4	Lease Agreement dated November 30, 2007, by and between DARA BioSciences, Inc. and The Prudential Insurance Company of America (“Prudential”) (assigned from Prudential to Highwoods DLF Forum, LLC in 2008)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008

10.5	Form of Stock Option Award for 2008 Employee, Director and Consultant Stock Plan (Incentive Stock Options) *	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008

Exhibit No.	Description	Incorporated by Reference to
10.6	Form of Stock Option Award for 2008 Employee, Director and Consultant Stock Plan (Non-Qualified Options) *	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008

10.7	Form of Restricted Stock Award Agreement for 2008 Employee, Director and Consultant Stock Plan *	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008

10.8	Form of Restricted Stock Unit Award Agreement for 2008 Employee, Director and Consultant Stock Plan *	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008

10.9	License Agreement dated May 3, 2004, by and between The General Hospital Corporation d/b/a Massachusetts General Hospital and DARA Pharmaceuticals, Inc.**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008

10.10	Exclusive License Agreement effective July 1, 2004, by and between Kirin Brewery Company, Limited and DARA Therapeutics, Inc.**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008

10.11	Exclusive License Agreement effective December 22, 2006, by and between Nuada, LLC and DARA BioSciences, Inc.**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008

10.12	Exclusive License Agreement dated October 8, 2007, by and between Bayer Pharmaceuticals Corporation and DARA BioSciences, Inc.**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008

10.13	Stock Purchase and Loan Agreement dated January 30, 2009, by and between DARA BioSciences, Inc. and SurgiVision, Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on January 30, 2009

10.14	Secured Promissory Note dated January 30, 2009, by and between DARA BioSciences, Inc. and SurgiVision, Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on January 30, 2009

10.15	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Report on Form 8-K filed on June 16, 2009

10.16	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Report on Form 8-K filed on September 14, 2009

10.17	Placement Agent Agreement, dated August 21, 2009, by and between DARA BioSciences, Inc. and Moody Capital Solutions, Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on September 14, 2009

10.18	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Report on Form 8-K filed on September 18, 2009

10.19	Material Transfer Agreement, dated March 24, 2008, by and between DARA BioSciences, Inc. and America Stem Cell, Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on October 13, 2009

Exhibit No.	Description	Incorporated by Reference to
10.20	Addendum and First Amendment to Material Transfer Agreement, dated October 9, 2009, by and between DARA BioSciences, Inc. and America Stem Cell, Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on October 13, 2009

10.21	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Report on Form 8-K filed on October 15, 2009

10.22	Stock Purchase Agreement, dated December 31, 2009, by and between DARA Pharmaceuticals, Inc. and SurgiVision, Inc.	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009

10.23	Securities Purchase Agreement, dated February 26, 2010, by and between DARA Pharmaceuticals, Inc. and certain accredited investors	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010

10.24	Agreement between DARA Therapeutics, Inc., a Subsidiary of DARA BioSciences, Inc., and the Division of Cancer Prevention, National Cancer Institute for the Clinical Development of KRN5500 dated April 26, 2010	Incorporated by reference to the Company’s Report on Form 8-K filed on April 30, 2010

10.25	First Amendment to License Agreement dated July 7, 2009 by and between The General Hospital Corporation d/b/a Massachusetts General Hospital and DARA Pharmaceuticals, Inc.	Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed on May 17, 2010

10.26	Change in Control Agreement dated October 6, 2010, by and between DARA BioSciences, Inc. and Ann Rosar*	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on February 17, 2012

10.27	Securities Purchase Agreement dated October 24, 2010, by and between DARA BioSciences, Inc. and the purchasers identified therein	Incorporated by reference to the Company’s Report on Form 8-K filed on October 26, 2010

10.28	Placement Agent Agreement dated October 22, 2010, by and between DARA BioSciences, Inc. and Ladenburg Thalmann & Co., Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on October 26, 2010

10.29	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Report on Form 8-K filed on December 29, 2010

10.30	Placement Agent Agreement dated December 29, 2010, by and between DARA BioSciences, Inc. and Ladenburg Thalmann & Co., Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on December 29, 2010

10.31	Employment Agreement dated January 17, 2012, by and between DARA BioSciences, Inc. and David Drutz*	Incorporated by reference to the Company’s Report on Form 8-K filed on January 17, 2012

10.32	Employment Agreement dated January 17, 2012, by and between DARA BioSciences, Inc. and Christopher Clement*	Incorporated by reference to the Company’s Report on Form 8-K filed on January 17, 2012

Exhibit No.	Description	Incorporated by Reference to
10.33	Agreement and Plan of Merger, dated January 17, 2012, by and among DARA BioSciences, Inc., Oncogenerix, Inc. and certain other parties thereto	Incorporated by reference to the Company’s Report on Form 8-K filed on January 17, 2012

10.34	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Report on Form 8-K filed on January 18, 2012

10.35	Placement Agent Agreement dated January 17, 2012, by and between DARA BioSciences, Inc. and Ladenburg Thalmann & Co., Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on January 18, 2012

10.36	Exclusive Distribution Agreement dated June 29, 2011 by and between Oncogenerix, Inc. and Rosemont Pharmaceuticals, Limited**	Previously filed

10.37	Form of Placement Agent Agreement by and between DARA BioSciences, Inc. and Ladenburg Thalmann & Co., Inc.	Filed herewith

10.38	Form of Securities Purchase Agreement	Filed herewith

10.39	Marketing Agreement by and between DARA BioSciences, Inc. and Innocutis Holdings, LLC	To be filed by amendment

21	Subsidiaries of DARA BioSciences, Inc.	Incorporated by reference to the Company’s Report on Form 10-K filed on February 17, 2012

23.1	Consent of Ernst & Young LLP	Filed herewith

23.2	Consent of K&L Gates LLP (included in its opinion to be filed as Exhibit 5)	To be filed by amendment

24	Power of Attorney	Previously filed

*	Management Contract or Compensatory Plan or Arrangement.
**	Confidential Treatment requested for certain portions of this Agreement.